ADDENDUM TO MASTER GLOBAL CUSTODY AGREEMENT

The undersigned Columbia Funds Series Trust II, on behalf of each of its series listed on Appendix A hereto (each, the “Customer”), formed under the laws of the Commonwealth of Massachusetts as a business trust with a place of business at 290 Congress Street, Boston, Massachusetts, 02210, hereby requests the securities custody services of JPMorgan Chase Bank, N.A., and Customer, by its signature below, agrees to the terms and conditions of that certain Second Amended and Restated Master Global Custody Agreement, dated March 7, 2011 (the “Agreement”), with JPMorgan Chase Bank, N.A. on behalf of each of the Funds listed on Schedule A thereto, which such Schedule A is hereby amended with the addition of the Customer pursuant to this addendum. Notwithstanding anything in the Agreement to the contrary, each of Customer and Bank hereby agree that Customer shall (i) be an Additional Customer, as such term is defined in the Agreement, and (ii) not be subject to the Initial Term (as defined in the Agreement) or the early termination fee set forth in Section 9 of the Agreement, and (iii) be entitled to terminate the Agreement upon 60 days’ written notice to JPMorgan Chase Bank, N.A. (unless entitled to a shorter notice period pursuant to Section 9.1(b)).

COLUMBIA FUNDS SERIES TRUST II, ON BEHALF OF EACH OF ITS SERIES LISTED ON APPENDIX A HERETO

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Chief Financial Officer
Date:	October 1, 2021

JPMORGAN CHASE BANK, N.A.

By:	/s/ Carl Mehldau
Name:	Carl Mehldau
Title:	Vice President
Date:	October 5, 2021

Appendix A

Columbia Funds Series Trust II

Columbia Integrated Large Cap Growth Fund

Columbia Integrated Large Cap Value Fund

Columbia Integrated Small Cap Growth Fund

Columbia Pyrford International Stock Fund

Columbia Ultra Short Municipal Bond Fund